As filed with the Securities and Exchange Commission
on ________________________.	Registration No. _____________________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
------------------------
FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FIRSTAR EXPLORATION CORPORATION
(Name of small business issuer in its charter)

Nevada	1081	20-3927653
(State or Other Jurisdiction of	(Primary Standard Industrial	(IRS Employer Identification #)
Organization)	Classification Code)

FIRSTAR EXPLORATION CORPORATION	The Corporation Trust Company of Nevada
200 South Main, Suite I	6100 Neil Road, Suite 500
Pocatello, Idaho 83204	Reno, Nevada 89511
(208) 232-5603	(775) 688-3061
(Address and telephone of	(Name, address and telephone number of
registrant' s executive office)	agent for service)

Copies to:
Conrad C. Lysiak, Esq.
601 West First Avenue, Suite 503
Spokane, Washington 99201
(509) 624-1475

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional common stock for an offering under Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If delivery of the prospectus is expected to be made under Rule 434, please check the following box. [   ]

======================================================================================================

CALCULATION OF REGISTRATION FEE

Securities to be	Amount To Be	Offering Price	Aggregate	Registration Fee
Registered	Registered	Per Share	Offering Price	[1]

Common Stock:	2,000,000	$0.10	$200,000	$21.41

[1]     Estimated solely for purposes of calculating the registration fee under Rule 457(c).

REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

Prospectus

FIRSTAR EXPLORATION CORPORATION
Shares of Common Stock
1,000,000 Minimum - 2,000,000 Maximum

Before this offering, there has been no public market for the common stock.

We are offering up to a total of 2,000,000 shares of common stock on a direct public offering, without any involvement of underwriters or broker-dealers, 1,000,000 shares minimum, 2,000,000 shares maximum. The offering price is $0.10 per share. In the event that 1,000,000 shares are not sold within 180 days, at our sole discretion, we may extend the offering for an additional 90 days. In the event that 1,000,000 shares are not sold within the 180 days, or within the additional 90 days if extended, all money received by us will be promptly returned to you without interest or deduction of any kind. If at least 1,000,000 shares are sold within 180 days, or within the additional 90 days, if extended, all money received by us will be retained by us and there will be no refund. Funds will be held in a separate account at US Bank. The foregoing account is not an escrow, trust or similar account. It is merely a separate account under our control where we have segregated your funds.

There are no minimum purchase requirements and no arrangements to place the funds in an escrow, trust or similar account.

Investing in our common stock involves risks. See "Risk Factors" starting at page 5.

	Offering Price	Expenses	Proceeds to Us

Per Share - Minimum	$0.10	$0.030	$0.070
Per Share - Maximum	$0.10	$0.015	$0.085
Minimum	$100,000	$30,000	$70,000
Maximum	$200,000	$30,000	$170,000

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _________________________.

SUMMARY OF OUR OFFERING

Our Business

We are an exploration stage corporation. An exploration stage corporation is one engaged in the search for mineral deposits or reserves which are not in either the development or production stage. We intend to conduct exploration activities on one property located in the White Pine County, Nevada. Title to the property is recorded in the name of Jan B. Lamb and Richard R. Redfern. We intend to explore for gold or silver on the property.

We do not have any reserves. Even if we complete our current exploration program and it is successful in identifying a mineral deposit, of which there is no assurance whatsoever, we will have to spend substantial funds on further drilling and engineering studies before we will know if we have a commercially viable mineral deposit. We will make a decision whether to proceed with each successive phase of the exploration program upon completion of the previous phase and upon analysis of the results of that program.

We have no revenues, have achieved losses since inception, have no operations, have been issued a going concern opinion and rely upon the sale of our securities to fund operations.

Our administrative office is located at 200 South Main, Suite I, Pocatello, Idaho 83204 and our telephone number is (208) 232-5603 and our registered statutory office is located at 6100 Neil Road, Suite 500, Reno, Nevada 89511. Our fiscal year end is December 31. Our mailing address is 200 South Main, Suite I, Pocatello, Idaho 83204.

Management or affiliates thereof, will not purchase shares in this offering in order to reach the minimum.

The Offering

Following is a brief summary of this offering:

Securities being offered	1,000,000 shares of common stock minimum and 2,000,000 shares of common stock maximum, par value $0.00001
Offering price per share	$ 0.10
Offering period	The shares are being offered for a period not to exceed 180 days, unless extended by our board of directors for an additional 90 days.
Net proceeds to us	Approximately $70,000 if the minimum amount is raised and approximately $170,000 if the maximum amount is raised.
Use of proceeds	We will use the proceeds to pay for offering expenses, research and exploration.
Number of shares outstanding before the offering	5,000,000
Number of shares outstanding after the offering if all of the shares are sold	7,000,000

Selected Financial Data

The following financial information summarizes the more complete historical financial information at the end of this prospectus.

		June 30, 2006	December 31, 2005
		(Unaudited)	(Audited)
Balance Sheet
Total Assets		$28,017	$10,803
Total Liabilities		$4,742	$0
Stockholders Equity - (Deficit)		$23,275	$10,803
		For the Six	From Inception on
		Months Ended	December 9, 2005 to
		June 30, 2006	December 31, 2005
		(Unaudited)	(Audited)
Income Statement
Revenue		$0	$0
Total Expenses		$16,528	$10,197
Net Income - (Loss)		$(16,528)	$(10,197)
Net Loss - Per Share	$	nil $	nil

RISK FACTORS

Please consider the following risk factors before deciding to invest in our common stock. We have discussed all of the material risks below.

Risks associated with FIRSTAR EXPLORATION CORPORATION:

1. Because the probability of an individual prospect ever having reserves is extremely remote any funds spent on exploration will probably be lost.

The probability of an individual prospect ever having reserves is extremely remote. In all probability the property does not contain any reserves. As such, any funds spent on exploration will probably be lost which will result in a loss of your investment.

2. If we do not find mineralized material in the property, we will cease operations in which case you will lose your investment.

If we do not find mineralized material on the property, we will cease operations. We have no plans to pursue other exploration or mining opportunities and we have no plans to respond to any other business opportunities if we fail to find mineralized material. Further, Mr. Collins will not present any future business opportunities that might arise. In the event we do not find mineralized material and we cease operations, you will lose your investment.

3. Because our auditors have issued a going concern opinion, there is substantial uncertainty we will continue operations in which case you could lose your investment.

Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an ongoing business for the next twelve months. The financial statements do not include any adjustments that might result from the uncertainty about our ability to continue in business. As such we may have to cease operations and you could lose your investment.

4. Because we may still not have sufficient capital to complete our exploration program, even if we raise the maximum amount in this offering, we may have to sell additional securities and raise additional capital which could dilute your investment.

We may still not have the capital to fund significant exploration operations even if we raise the maximum amount of this offering. Therefore, we may have to sell additional securities after the offering is completed, but prior to the completion of our exploration of the property. Those shares may be sold on terms that dilute your interest in this offering.

5. We lack an operating history, have never had any revenues, have no current prospects for future revenues, and have losses which we expect to continue into the future. As a result, we may have to suspend or cease operations.

We were incorporated in December 2005 and we have not started our proposed business operations or realized any revenues. We have no operating history upon which an evaluation of our future success or failure can be made. Our net loss since inception is $26,725. The loss was a result of the payment of fees for incorporation, mineral lease and claim payments, legal and accounting. We have never had any historical revenues and we do not have any current prospects for future revenues. Our ability to achieve and maintain profitability and positive cash flow is dependent upon

*	our ability to locate a profitable mineral property
*	our ability to generate revenues
*	our ability to reduce exploration costs.

Based upon current plans, we expect to incur operating losses in future periods. This will happen because there are expenses associated with the research and exploration of our mineral properties. As a result, we may not generate revenues in the future. Failure to generate revenues will cause us to suspend or cease operations.

6. Because our management does not have technical training or experience in exploring for, starting, and operating an exploration program, our operations, earnings and ultimate financial success could suffer irreparable harm due to management' s lack of experience in this industry. As a result we may have to suspend or cease operations which will result in the loss of your investment.

Because our management is inexperienced with exploring for, starting, and operating an exploration program. Further, our management has no direct training or experience in these areas and as a result may not be fully aware of many of the specific requirements related to working within the industry. Management's decisions and choices may not take into account standard engineering or managerial approaches, mineral exploration companies commonly use. Consequently our operations, earnings and ultimate financial success could suffer irreparable harm due to management's lack of experience in this industry. As a result we may have to suspend or cease operations which will result in the loss of your investment.

7. Because we have only one officer and director who is responsible for our managerial and organizational structure, in the future, there may not be effective disclosure and accounting controls to comply with applicable laws and regulations which could result in fines, penalties and assessments against us.

We have only one officer and director. He is responsible for our managerial and organizational structure which will include preparation of disclosure and accounting controls under the Sarbanes Oxley Act of 2001. When these controls are implemented, he will be responsible for the administration of the controls. Should he not have sufficient experience, he may be incapable of creating and implementing the controls which may cause us to be subject to sanctions and fines by the SEC which ultimately could cause you to lose your investment.

8. Because no mining engineer or professional geologist has examined our property and no written report from a mining engineer or professional geologist has been produced there is no assurance that any mineralized material is located on our property. If we do no locate mineralized material, you will lose your investment.

Because no written examination report exists on our property from a mining engineer or professional geologist based on an examination of our property no professional assessment of the property is available to us. Accordingly, we do not know if we will locate mineralized material. We will only know if mineralized material exists after we complete our exploration program. If we do not find mineralized material, you will lose your investment.

9. We may not have access to all of the supplies and materials we need to begin exploration which could cause us to delay or suspend operations.

Competition and unforeseen limited sources of supplies in the industry could result in occasional spot shortages of supplies, such as dynamite, and certain equipment such as drills and excavators that we might need to conduct exploration. We have not attempted to locate or negotiate with any suppliers of products, equipment or materials. We will attempt to locate products, equipment and materials after this offering is complete. If we cannot find the products and equipment we need, we will have to suspend our exploration plans until we do find the products and equipment we need.

10. Because Mr. Collins has other outside business activities and will only be devoting 10% of this time or approximately four hours per week to our operations, our operations may be sporadic which may result in periodic interruptions or suspensions of exploration.

Because Mr. Collins, our sole officer and director has other outside business activities and will only be devoting 10% of his time or four hours per week to our operations, our operations may be sporadic and occur at times which are convenient to Mr. Collins. As a result, exploration of the property may be periodically interrupted or suspended.

11. Because record title to the property is held in the name of Jan B. Lamb, an unrelated third party, if she transfers the property to someone other than us, we will cease operations.

Title to the property upon which we intend to conduct exploration activities is not recorded in our name. Title to the property is recorded in the name of Jan B. Lamb, an unrelated third party. If Jan B. Lamb transfers the property to a third person, the third person will obtain good title and we will have nothing. If that happens we will be harmed in that we will not own any property and we will have to cease operations.

12. Because Allen Collins is our sole officer and director, if he should resign or die, we will not have an operating officer which will result in our operations suspending or ceasing. If that should occur, you could lose your investment.

Allen Collins is our sole officer and director. We are entirely dependent upon him to conduct our operations. If he should resign or die there will be no one to run us. If that should occur, until we find another person to run us, our operations will be suspended or cease entirely. In that event it is possible you could lose your entire investment.

Risks associated with this offering:

13. Because there is no escrow, trust or similar account, your subscription could be seized by creditors. If that occurs you could lose your investment.

There is no escrow, trust or similar account in which your subscription will be deposited. It will only be deposited in a separate bank account under our name. As a result, if we are sued for any reason and a judgment is rendered against us, your subscription could be seized in a garnishment proceeding and you could lose your investment, even if we fail to raise the minimum amount in this offering.

14. Because Coalton Schaefer will own more than 50% of the outstanding shares after this offering, he will be able to decide who will be directors and you may not be able to elect any directors.

Even if we sell all 2,000,000 shares of common stock in this offering, Mr. Schaefer will still own 4,900,000 shares and will continue to control us. As a result, after completion of this offering, regardless of the number of shares we sell, Mr. Shaefer will be able to elect all of our directors and control our operations.

15. Because Mr. Collins is risking a small amount of capital and property, while you on the other hand are risking up to $200,000, as an equity investment, if we fail, you will absorb most of the loss.

Mr. Schaefer will receive a substantial benefit from your investment. He loaned us $1,000 and invested $49,000 through the purchase of 4,900,000 shares of common stock. You on the other hand, will be providing most of the cash, through your equity investment, for our operations. As a result, if we cease operations for any reason, you will lose your investment.

16. NASD sales practice requirements may limit a stockholder's ability to buy and sell our stock.

The NASD has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity and liquidity of our common stock. Further, many brokers charge higher transactional fees for penny stock transactions. As a result, fewer broker-dealers may be willing to make a market in our common stock, reducing a stockholder's ability to resell shares of our common stock.

17. Because there is no public trading market for our common stock, you may not be able to resell your stock.

There is currently no public trading market for our common stock. Therefore there is no central place, such as stock exchange or electronic trading system, to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale.

USE OF PROCEEDS

Our offering is being made on a direct public offering, without any involvement of underwriters or broker-dealers, $100,000 minimum, $200,000 maximum basis. The table below sets forth the use of proceeds if $100,000, $150,000 or $200,000 of the offering is sold.

	$100,000	$150,000	$200,000
Gross proceeds	$100,000	$150,000	$200,000
Offering expenses	$30,000	$30,000	$30,000
Net proceeds	$70,000	$120,000	$170,000

The net proceeds will be used as follows:

Repayment of Loan	$1,000	$1,000	$1,000
Consulting Services	$11,000	$14,000	$19,000
Core Drilling	$35,000	$80,000	$120,000
Analyzing Samples	$8,000	$10,000	$10,000
Telephone	$200	$200	$200
Mail	$50	$50	$50
Stationary	$100	$100	$100
Accounting/ Legal Fees	$13,650	$13,650	$13,650
Office Equipment	$1,000	$1,000	$1,000
Secretary	$0	$0	$5,000

Offering expenses consist of: (1) legal services, (2) accounting fees, (3) fees due the transfer agent, (4) printing expenses, and (5) filing fees. Of the legal fees referred to above, $10,000 is to be paid to Conrad Lysiak, our attorney upon SEC effectiveness. The $10,000 will be paid from the proceeds of the offering. In the event the minimum amount is not raised, Mr. Schaefer has agreed orally to pay Mr. Lysiak the balance of his fees.

$1,000 will be used to repay Mr. Schaefer for money loaned to us to cover the accounting and legal costs of this registration statement.

Exploration expenditures consist of fees to be paid for consulting services connected with exploration, the cost of core drilling, and cost of analyzing core samples. We are not going to spend any sums of money or implement our exploration program until this offering is completed. We have not begun exploration. Consulting fees will not be more than $5,000 per month. That is all we are willing to pay. We have not selected or identified a consultant at this time. We will not do so until we have completed this offering. Our consultant in consultation with our officer will supervise and contract for our exploration operations through independent contractors. No portion of the consulting fees will be paid to Mr. Collins, our president. Core drilling will cost $20.00 per foot. We will drill as many holes as proceeds from the offering allow. We intend to drill 8 holes if the minimum amount is raised; 15 holes if 75% of the offering is raised; and, 22 holes if the maximum amount is raised. We intend to drill to 300 feet. We estimate it will cost up to $5,000 to analyze the core samples.

Working capital is the cost related to operating our office. It is comprised of expenses for telephone service, mail, stationary, accounting, acquisition of office equipment and supplies, legal and accounting fees related to filing reports with the SEC, and the salary of one secretary, assuming the maximum number of shares are sold, if needed.

We have allocated a wide range of money for exploration. That is because we do not know how much will ultimately be needed for exploration. If we discover significant quantities of mineral, we will begin technical and economic feasibility studies to determine if we have reserves. Only after we have reserves will we consider developing the property.

DETERMINATION OF OFFERING PRICE

The price of the shares we are offering was arbitrarily determined in order for us to raise up to a total of $200,000 in this offering. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. Among the factors considered were:

*	our lack of operating history
*	the proceeds to be raised by the offering
*	the amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing Stockholders, and
*	our relative cash requirements.

DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholders.

As of June 30, 2006, the net tangible book value of our shares of common stock was $(23,275) or approximately $nil per share based upon 5,000,000 shares outstanding.

If 100% of the Shares Are Sold:

Upon completion of this offering, in the event all of the shares are sold, the net tangible book value of the 7,000,000 shares to be outstanding will be $223,275 or approximately $0.03 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.03 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $0.03 per share.

After completion of this offering, if 2,000,000 shares are sold, investors will own approximately 28.57% of the total number of shares then outstanding for which you will have made a cash investment of $200,000, or $0.10 per share. Your percentage of capital contribution will be 80%. Our existing stockholders will own approximately 71.43% of the total number of shares then outstanding, for which they have made contributions of cash totaling $50,000 or approximately $0.01 per share.

If 75% of the Shares Are Sold:

Upon completion of this offering, in the event 75% of the shares are sold, the net tangible book value of the 6,500,000 shares to be outstanding will be $173,275, or approximately $0.03 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.03 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $0.03 per share.

After completion of this offering, if 1,500,000 shares are sold, investors will own approximately 23.07% of the total number of shares then outstanding for which you will have made a cash investment of $150,000, or $0.10 per share. Your percentage of capital contribution will be 75%. Our existing stockholders will own approximately 76.93% of the total number of shares then outstanding, for which they have made contributions of cash totaling $50,000 or approximately $0.01 per share.

If 50% of the Shares Are Sold:

Upon completion of this offering, in the event 50% of the shares are sold, the net tangible book value of the 6,000,000 shares to be outstanding will be $123,275, or approximately $0.02 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.02 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $0.02 per share.

After completion of this offering, if 1,000,000 shares are sold, investors will own approximately 16.67% of the total number of shares then outstanding for which you will have made a cash investment of $100,000, or $0.10 per share. Your percentage of capital contribution will be 67%. Our existing stockholders will own approximately 83.33% of the total number of shares then outstanding, for which they have made contributions of cash totaling $50,000 or approximately $0.01 per share.

The following table compares the differences of your investment in our shares with the investment of our existing stockholders.

Existing Stockholders if all of the Shares are Sold:

Price per share		$0.10
Net tangible book value per share before offering	$	nil
Potential gain to existing shareholders		$200,000
Net tangible book value per share after offering		$0.03
Increase to present stockholders in net tangible book value per share after offering		$0.03
Capital contributions		$50,000
Number of shares outstanding before the offering		5,000,000
Number of shares after offering held by existing stockholders		5,000,000
Percentage of ownership after offering		71.43%

Purchasers of Shares in this Offering if all Shares Sold

Price per share	$0.10
Dilution per share	$0.07
Capital contributions	$200,000
Percentage of Capital Contributions	80%
Number of shares after offering held by public investors	2,000,000
Percentage of ownership after offering	28.57%

Purchasers of Shares in this Offering if 75% of Shares Sold

Price per share	$0.10
Dilution per share	$0.07
Capital contributions	$150,000
Percentage of Capital Contributions	75%
Number of shares after offering held by public investors	1,500,000
Percentage of ownership after offering	23.07%

Purchasers of Shares in this Offering if 50% of Shares Sold

Price per share	$0.10
Dilution per share	$0.08
Capital contributions	$100,000
Percentage of Capital Contributions	67%
Number of shares after offering held by public investors	1,000,000
Percentage of ownership after offering	16.67%

PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

We are offering 2,000,000 shares of common stock on a direct public offering, without any involvement of underwriters or broker-dealers, 1,000,000 shares minimum, 2,000,000 shares maximum basis. The offering price is $0.10 per share. Funds from this offering will be placed in a separate bank account at US Bank, Pocatello, ID. Its telephone number is (208) 234-5500. The foregoing account is not an escrow, trust or similar account. It is merely a separate account under our control where we have segregated your funds. We will hold the funds in the account until we receive a minimum of $100,000 at which time we will withdraw and use those funds. Any funds received by us thereafter will immediately be withdrawn by us. If we do not receive the minimum amount of $100,000 within 180 days of the effective date of our registration statement, plus 90 additional days if we so choose, all funds will be promptly returned to you without a deduction of any kind. Your subscription will only be deposited in a separate bank account under our name. As a result, if we are sued for any reason and a judgment is rendered against us, your subscription could be seized in a garnishment proceeding and you could lose your investment, even if we fail to raise the minimum amount in this offering. As a result, there is no assurance that your funds will be returned to you if the minimum offering is not reached. During the 180 day period and possible additional 90 day period, no funds will be returned to you. You will only receive a refund of your subscription if we do not raise a minimum of $100,000 within the 180 day period referred to above which could be expanded by an additional 90 days at our discretion for a total of 270 days. There are no finders involved in our distribution.

We will sell the shares in this offering through Allen Collins, our sole officer and director. He will receive no commission from the sale of any shares. He will not register as a broker/dealer under Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker/dealer. The conditions are that:

1. The person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and,

2. The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

3. The person is not at the time of their participation, an associated person of a broker/dealer; and,

4. The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the Issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) do not participate in selling and offering of securities for any Issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Mr. Collins is not statutorily disqualified, is not being compensated, and is not associated with a broker/dealer. He is and will continue to be one of our officers and directors at the end of the offering and has not been during the last twelve months and are currently not a broker/dealer or associated with a broker/dealer. He has not and will not participate in selling and offering securities for any Issuer more than once every twelve months.

Only after our registration statement is declared effective by the SEC, do we intend to advertise, through tombstones, and hold investment meetings in various states where the offering will be registered. We will not utilize the Internet to advertise our offering. Mr. Collins will also distribute the prospectus to potential investors at the meetings, to business associates and to his friends and relatives who are interested in us and a possible investment in the offering. No shares purchased in this offering will be subject to any kind of lock-up agreement.

We intend to sell our shares in the states of New York, Illinois, Georgia, Wyoming, Colorado, New York, New Jersey, Washington D.C. and/or outside the United States.

Section 15(g) of the Exchange Act

Our shares are "penny stocks" covered by section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $150,000 or $300,000 jointly with their spouses). While section 15(g) and Rules 15g-1 through 15g-6 apply to broker/dealers, they do not apply to us.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Again, the foregoing rules apply to broker/dealers. They do not apply to us in any manner whatsoever. Since our shares are covered by section 15(g) of the Securities Exchange Act of 1934 which imposes additional sales practice requirements on broker/dealers, many broker/dealers may not want to make a market in our shares or conduct any transactions in our shares. As such your ability to dispose of your shares may be adversely affected. Because the NASD has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity and liquidity of our common stock. Further, many brokers charge higher transactional fees for penny stock transactions. As a result, fewer broker-dealers may be willing to make a market in our common stock, reducing a stockholder's ability to resell shares of our common stock.

Offering Period and Expiration Date

This offering will start on the date of effectiveness and continue for a period of 180 days from the date of the prospectus. We may extend the offering period for an additional 90 days, or unless the offering is completed or otherwise terminated by us.

Regulation M

We are subject to Regulation M of the Securities Exchange Act of 1934. Regulation M governs activities of underwriters, issuers, selling security holders, and others in connection with offerings of securities. Regulation M prohibits distribution participants and their affiliated purchasers from bidding for purchasing or attempting to induce any person to bid for or purchase the securities being distributed.

Procedures for Subscribing

Once you decide to subscribe for any shares in this offering, you must

1.	execute and deliver a subscription agreement
2.	deliver a check or certified funds to us for acceptance or rejection.

All checks for subscriptions must be made payable to "FIRSTAR EXPLORATION CORPORATION"

We have included a copy of the subscription agreement with the prospectus.

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber,

without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

Separate Account for Subscriptions

Subscriptions will be placed in a separate bank account at US Bank, until we have received $100,000. Upon receipt of $100,000, we will withdraw and use the funds. If we do not receive the $100,000 within 180 days, or within the additional 90 days, if extended, of the effective date of this offering, all subscriptions received by it will be promptly returned to each investor without interest or deduction therefrom.

BUSINESS

General

We were incorporated under the laws of the state of Nevada on December 9, 2005. We are an exploration stage corporation. An exploration stage corporation is one engaged in the search from mineral deposits or reserves which are not in either the development or production stage. We intend to conduct exploration activities on one property located in the White Pine County, Nevada. Title to the property is recorded in the name of Jan B. Lamb and Richard R. Redfern. The one property consists of 32 claims in White Pine County, Nevada. We intend to explore for gold on the property.

We do not have any reserves. Even if we complete our current exploration program and it is successful in identifying a mineral deposit, of which there is no assurance whatsoever, we will have to spend substantial funds of further drilling and engineering studies before we will know if we have a commercially viable mineral deposit. We will make a decision whether to proceed with each successive phase of the exploration program upon completion of the previous phase and upon analysis of the results of that program.

We have no revenues, have achieved losses since inception, have no operations, have been issued a going concern opinion and rely upon the sale of our securities to fund operations. We do not consider our self to be a blank check corporation as defined in Regulation C, Rule 419 of the Securities Act of 1993, and do not intend to merge with or acquire another company in the foreseeable future.

Our administrative office is located at 200 South Main, Suite I, Pocatello, Idaho 83204 and our telephone number is (208) 232-5603 and our registered statutory office is located at 6100 Neil Road, Suite 500, Reno, Nevada 89511. Our fiscal year end is December 31. Our mailing address is 200 South Main, Suite I, Pocatello, Idaho 83204.

We have no plans to change our business activities or to combine with another business, and are not aware of any events or circumstances that might cause us to change our plans.

We intend to conduct exploration activities on 32 claims located in White Pine County, Nevada. The property is known as the Gold Dust Property. We shall refer to it merely as the property. Title to the property is recorded in the name of the United States of America and is operated by the Bureau of Land Management, the "BLM.". The claims are recorded in the name of Jan B. Lamb and have been registered with the BLM. We do not have any interest or ownership in the property. We have a right to conduct exploration activity on the property pursuant to our agreement with Jan B. Lamb and Richard R. Redfern.

Our Agreement

On February 1, 2006, we entered into an agreement with Jan B. Lamb and Richard R. Redfern wherein we leased 32 unpatented mining claims registered in the name of Jan B. Lamb located in White Pine County, Nevada known as the Gold Dust Property. Under the terms of the agreement we have the right to explore, develop and remove ore from the property. Our lease is for a period of 20 years, however, we have the right to acquire the claims from an Jan B. Lamb at any time in consideration of the payment of $500,000.

Our first lease payment was $10,000. We owe an additional lease payment of $15,000 on or before February 1, 2007. All annual lease payments thereafter are $25,000 which are due on or before the 1st day of February in each succeeding year through 2025.

We have to incur costs of exploration in the amount of $5,000 the first year; $15,000 the second year; and, $25,000 the third year or in lieu of the work, paying the foregoing sums in cash to Messrs Lamb and Redfern. In addition, we will pay a net smelter royalty of 2.5% of all production from the property. We may extinguish the net smelter royalty by paying $500,000 per one-half percentage point at any time during the term of the agreement.

We are responsible for the payment of all fees and assessments due the BLM.

We can terminate all or a portion of the our agreement by giving notices to Messrs. Lamb and Redfern. Partial termination does not diminish the lease payments or the work commitments.

Summary

The Gold Dust property comprises one contiguous block containing a total of 32 unpatented lode mining claims, totaling 640 acres. Claims are located 24 miles south-southeast of Eureka, in the central part of the Pancake Range. From Eureka, access is by the paved Highway 50 south for 10 miles, a further 8.5 miles south on the graded-dirt Fish Creek Road, then 10.5 miles southeast on the graded dirt County Road #379, and then northeast for 4 miles unimproved " two track" dirt trails to the Property. The Gold Dust property is situated west of Echo Bay's previously mined Easy Junior Mine and 8 miles south of Castleworth Ventures' Pan Mine.

The Property is in generally hilly sagebrush-covered desert, with an average elevation of approximately 6,800 feet. The climate is favorable for year-round mining, with all supplies and services needed for successful exploration and mining programs available in the area. Lamb controls the Gold Dust property through holding unpatented lode mining claims.

The Gold Dust property is situated within the northwest-trending Battle Mountain - Cortez - Eureka gold trend, which hosts the world class Cortez-Pipeline, Cortez Hills, and Archimedes disseminated gold-silver deposits.

In 1970s, prospectors discovered disseminated gold mineralization approximately eight miles north-northwest of the Property at what later would become Alta Gold and Echo Bay's Pan Mine. Tenneco Minerals conducted some soil and rock chip sampling on the Gold Dust Property in 1989 and 1989 (Tenneco, 1988, 1989). In the late 1980s, some drilling exploration was conducted on the Gold Dust property, by an unknown party, perhaps Tenneco. Neither Lamb nor the author had access to any drilling records.

Paleozoic Devils Gate Limestone crops out in the northeastern claim block and is overlain by sedimentary rocks of the Pilot Shale and Joana Limestone. Some of the Property is covered with Quaternary alluvium and colluvium. At the Easy Junior, Pan, and Rain/Emigrant Springs Mines, gold mineralization occurs near or at the Pilot/Joana/Webb Formation/Devils Gate contact and is controlled by north-northwest to northwest-trending faults.

Exploration focus on the Gold Dust property is Carlin-type gold mineralization, exemplified by mineralization at the Archimedes and Easy Junior deposits. However, fault-controlled vein-style gold-silver deposits are also possible in feeder zones that would underlie the known surface gold mineralization at Gold Dust. Such, high-grade gold mineralization recently was found at depth in the southern part of the Eureka District by Staccato Resources.

The Gold Dust property is situated near the structural intersection of the main northwest-trending part of the Battle Mountain-Cortez-Eureka Trend and its south-southeast continuation of the Trend to the south. This is a favorable location, at a flexural bend in the Trend, for the occurrence of major gold-silver deposits.

Recommended work on the Gold Dust Property consists of geological mapping, geophysical and geochemical ground work to define drill hole locations, followed by reverse circulation drilling to test targets at depth. This program has been defined in two phases; phase 1 ground work is budgeted at approximately US$25,000; and phase 2 drilling is budgeted at a minimum of US$60,000.

All claims were staked in the name of Jan B. Lamb, and have been registered with the White Pine County Recorder and the Bureau of Land Management (BLM).

MAP 1

MAP 2

Property Description and Location

The Gold Dust property is located on the eastern edge of the Pancake Range, 20 miles south-southwest of the town of Eureka, Nevada. The Property comprises one contiguous block of 32 unpatented lode mining claims. The Gold Dust Nos. 1-26 claims are registered in the name of Jan B. Lamb, 48412 N. Black Canyon Hwy #310, New River, AZ 85087 (Lamb), and Gold Dust Nos. 27-32 have been located in the field and await filing. The claims total approximately 640 acres and are located in the Pancake Mining District, Elko County, Nevada, USA. The Gold Dust # 1-32 claims are located in Sections 4, 5 and 6 of Township 15 North, Range 55 East, and in Sections 31 and 32 of Township 16 North, Range 55 East, Mt. Diablo Base and Meridian, White Pine County, Nevada. Lamb controls the Gold Dust property through direct ownership of the unpatented lode claims through direct staking under the name of Jan B. Lamb. Expiration date for the unpatented lode mining claims is September 1, 2007. Claims are located on land whose surface and mineral rights are administered by the BLM.

If certain of the Lamb claims are found to be invalid and non-relocatable, we may relinquish portions of the Lamb claims to Lamb at any time upon thirty (30) days written notice to Lamb, and keep our agreement in effect as to the remainder of the caims. Partial relinquishment will relieve Lamb of any prospective obligations or liabilities with respect to the relinquished portion in the same manner as would termination of the agreement. Partial termination will not diminish the advance minimum royalty payments.

We must maintain the Gold Dust claims in good standing until September 1, 2007, whether or not we terminate the agreement prior to September 1, 2006. In subsequent years, if we terminate the agreement within 120 days prior to September 1 of that agreement year, we will be responsible for maintaining the optioned claims in good standing for the next one-year period following termination.

Evidence that we have or will complete necessary claim maintenance will be supplied to Lamb no later than ten (10) days prior to the end of the assessment year, or thirty (30) days prior to the termination of the agreement. If we release a portion of the subject claim block, the agreement remains valid and all non-refundable lease payments and NSR royalties remain unchanged.

We are responsible for all real property and assessed taxes on its personal property and improvements placed upon the Lamb claims accruing after the effective date of the lease.

Where partial or complete termination of the lease agreement occurs, we will be responsible for any outstanding environmental or reclamation liabilities. All non-refundable lease payments and production royalties will be paid in full to the date of termination.

The agreement recognizes a two-kilometer area of interest (AOI) around and within the Lamb claims. Any unpatented lode mining claims acquired by Lamb or us within the AOI are subject to the terms of the current lease. Production royalties retained by Lamb, on mineral rights acquired from a third party, shall be a 1% NSR only, deemed to be included in the first one percent of NSR purchased by us from the property as a whole.

We have represented to Lamb that all work performed, or caused to be performed, by us will be carried out in accordance with generally accepted good mining practice.

Accessibility, Climate, Local Resources, Infrastructure and Physiograhy

The Gold Dust Property is located 24 miles south-southeast of Eureka, in the central part of the Pancake Range. From Eureka, access is by the paved Highway 50 south for 10 miles, a further 8.5 miles south on the graded-dirt Fish Creek Road, then 10.5 miles southeast on the graded dirt County Road #379, and then northeast for 4 miles unimproved "two track" dirt trails to the Property.

The property is in generally hilly sagebrush-covered desert with an average elevation of approximately 6,800 feet. The climate is favorable for year-round mining, with all supplies and services needed for successful exploration and mining programs available in the area. Winters are cool to cold with moderate snowfalls. Summer days are warm to hot with cool nights. The area is fairly dry with infrequent rains during the summer. Most precipitation comes as winter snow and spring rains, although locally intense storms may develop any time of year. Mining and exploration in the region take place year-round with only occasional weather-related difficulties.

Mining is a major element in the region's economy, so new exploration and development projects are welcomed by area residents. The topography does not impose any significant challenges for the construction of mining or milling facilities.

The political climate of the area is pro-mining. Project permitting standards are well established by both federal and state statutes, along with informal local policies and procedures. Permits are required for all exploration or mining activities that disturb the surface. Reclamation bonds are also required prior to any disturbance. Further discussion of permitting and bonding is beyond the scope of this report, except to say that the process may become tedious but is not particularly difficult.

History

In 1970s, prospectors discovered disseminated gold mineralization approximately eight miles north-northwest of the Property at what later would become Alta Gold and Echo Bay' s Pan Mine. Just because gold was discovered nearby is no assurance that mineralized material will be found on our property. In fact that likelihood of mineralized material being found on our property is extremely remote.

Previous Work

Tenneco Minerals conducted some soil and rock chip sampling on the Gold Dust Property in 1989 and 1989 (Tenneco, 1988, 1989). In the late 1980s, some drilling exploration was conducted on the Gold Dust property, by an unknown party, perhaps Tenneco. Neither Lamb nor the author had access to any drilling records. As no information is available to the writer concerning exploration procedures, sample handling, preparation, and security, or assay techniques used prior to 2002, historical data may not conform to NI43-101 standards.

Geological Setting

The Gold Dust Property is located in the central part of the Great Basin province of Nevada, within the southeastern portion of the Battle Mountain-Cortez-Eureka gold Trend, and near the southern end of obvious gold mineralization in the general Eureka mining area. Just because gold was discovered nearby is no assurance that mineralized material will be found on our property. In fact that likelihood of mineralized material being found on our property is extremely remote.

Within the Great Basin province, exposed rock units range from late Pre-Cambrian meta-sediments to Pleistocene cinder cones. Tectonic events include alternating periods of continental scale compression, extension, and shearing.

The Great Basin is most noted as an extensional terrain, with the eastern and western edges of the region, roughly the current sites of Reno, Nevada and Salt Lake City, Utah, having moved apart by some 100 kilometers in the past 40 million years. Prior to this period of extensional movement, the region had seen at least three major periods of compression. Each of these events is evidenced by thrust faults which have stacked sheets of rock over one another that are age contemporaneous, but deposited in different sedimentary environments; deep-water siliceous rocks to the west; and shallow-water carbonate rocks to the east.

Regional Geology

The geology of the Pancake Range is dominated by " Lower Plate" rocks of the eastern facies U.S. continental Autochthon, east of or below the overthrust-in Roberts Mountains Allochthon (rocks which have moved from their depositional site). The Autochthon consists of shelf facies carbonate and fine to coarse grained clastic sedimentary rocks of mid-Paleozoic age.

During the late-Devonian and early-Mississippian Antler orogeny, " Upper Plate" Allochthon rocks were transported eastward along the Roberts Mountains thrust and were pushed or slid on top of lower plate eastern assemblage rocks. This thrusting caused folding in affected rocks. Intrusion of granitic rocks during the Mesozoic age caused localized doming throughout the region. " Overlap Facies" sediments were deposited upon all these rocks during and after the episode of thrusting/translation.

Tertiary events include the intrusion of dikes, rhyolitic tuffs, extensive basaltic volcanism and subsequent deep erosion, which removed paleo-highs along the crest of regional fold structures. These events resulted in structural " windows" in upper plate rocks through which lower plate rocks were exposed. High-angle faults with northerly, northeasterly and northwesterly strikes are both pre- and post-Antler ages. The most recent structural activity is associated with Tertiary-age Basin and Range block faulting.

Eastern assemblage rocks of the Autochthon consist of Silurian to Ordovician Hanson Creek Formation-equivalent limestone and dolomite, other predominantly dolomitic rocks, and the overlying Devonian Devils Gate Limestone and the Nevada Formation dolomite and limestone.

Mississippian-age autochthonous rocks include mudstone, claystone, sandstone and limestone of the Pilot Shale and Joana Limestone formations.

Cretaceous monzonite to quartz monzonite stocks are present in the Pancake range, including two stocks that crop out approximately 6 miles north of the Property.

Subduction-related intermediate composition volcanic activity started approximately 41 million years ago during the Eocene in the northeast corner of Nevada, and progressed southwesterly until the Middle Miocene. Older volcanics of probable Eocene age are present north of the property, consisting of andesitic to rhyodacitic airfall tuffs and associated sedimentary rocks, and overlying ashflow tuffs.

Later events are related to regional extension and crustal thinning with the Northern Nevada Rift/Yellowstone.

Miocene volcanic rocks and related sediments fill extensional basins that started opening about are still active, particularly in the western part of the state. This episode of volcanism continued, mainly north and west of the Property. A change in the extension direction resulted in a series of northeast trending grabens.

Regional high-angle north , northeast- and northwest-striking faults served as conduits, allowing mineralized hydrothermal solutions to form mercury deposits in sinter and silicified tuffs, disseminated gold deposits in various Paleozoic-age rocks, and high-grade gold-silver veins in Paleozoic-age and deeply buried rhyolitic rocks. Northwest-striking Miocene-age faults are consistent with the middle Miocene-age west-southwest extension direction, and northeast-striking faults are related to younger northwest-directed extension.

Property Geology

The Gold Dust property has not been the subject of published detailed geologic mapping.

Devils Gate and Joana Limestones crop out on the Property, as well as intervening shaly rocks of the Pilot Shale. Conglomeratic " Overlap Facies" strata of the Mississippian Diamond Peak Formation is present along the eastern edge of the Gold Dust property. Local thin blankets of Quaternary alluvium and colluvium are present. These units are gently warped by an anticline and are dramatically altered indicated by areas of intense bleaching and oxidation. There is thrusting and attenuation of the units, and a thin mylonitic zone is evident on top of the Chairman Shale, perhaps due to the Roberts Mountain Thrust event.

Structure

In the south central part of the Pancake Range, upper plate eastern assemblage rocks of the Mississippian Pilot Shale and Joana Limestone are in thrust contact with underlying Devil's Gate Limestone. This contact zone is the main gold target that was explored in the past by Tenneco Minerals.

Mineralization in the southeastern portion of the Battle Mountain-Cortez-Eureka gold Trend is primarily controlled by north- and north-northwest-striking high-angle "feeder" faults. These fault types channeled gold mineralizing fluids upward to the Devil's Gate - Mississippian contacts, where gold was deposited locally as flatter lying open pittable disseminated gold deposits, as well as in the high-angle feeders at depth, where higher-grade gold deposits are locally found, as in the Staccato Gold area southeast of Eureka.

A major north-northeast-trending fault is present on the east side of the Gold Dust claim block, which has dropped down the Diamond Peak conglomerates several hundred feet. Along this fault is extensive structural and solution brecciation. Pervasive silicification and oxidation create an impressive red brecciated jasperoid. Another north-northeast-trending fault is indicated on the west side of the claim block by alteration, geochemical sampling, and mapping.

Deposit Type

The focus of exploration on the Gold Dust property will be a Carlin-type gold deposit. Carlin-type gold deposits are mainly hosted in sedimentary carbonate rocks and typically have low to locally very high gold concentrations but high tonnage. Carlin-type mineralization occurs as finely disseminated sub- micron-sized gold and pyrite (arsenic-rich rims), with variable degrees of silicification, argillization, and decalcification. Minor amounts of silver can accompany gold mineralization. Although carbonate rocks are the most common host, host rocks can include skarns, metamorphosed mafic volcanics, and felsic to dioritic intrusive rocks. In the Carlin trend, most known gold occurrences are hosted within a 350-meter-thick (1,100-feet-thick) stratigraphic interval composed of Devonian- and Silurian-age lower plate eastern assemblage carbonate rocks located beneath the regional Roberts Mountains thrust.

Mineralogy can include gold-bearing arsenopyrite, arsenic-rich pyrite, pyrite, marcasite, stibnite, realgar, orpiment, cinnabar, thallium-sulfide minerals, rarely silver-antimony-mercury and lead-antimony sulfosalt minerals, sphalerite, chalcopyrite, and galena. Barite, calcite, and fine-grained quartz are common gangue minerals. Silica replacement of carbonate is accompanied by volume loss commonly causing brecciation of host rocks.

Tectonic brecciation adjacent to steep normal faults is also common. In harder, more siliceous rocks, mineralization consists of jasperoid and veining ranging from millimeter-sized stockwork quartz veinlets to meter-sized vitreous quartz veins.

Mineralization controls include a mixture of faults, folds, and favorable stratigraphic horizons. Regionally in Nevada, Carlin-type gold mineralization is concentrated along northwest- and northeast-trending, medium- to low-angle, regional, Jurassic-age shear zones, and younger north-northwest-trending low- and high-angle shears.

Mineralization

The Gold Dust property is at an early stage in the exploration process. Rock sampling indicates that hematization gold and silver mineralization occurs at the surface along the Pilot - Joana contact, and along the known feeder fault systems, possibly extending downward into silicified fractured Devonian limestones, with local hematization. The nature of feeder-controlled mineralization at depth is not known, and the disseminated gold mineralization present at the surface on the Property needs to be better mapped and studied geochemically.

Exploration

Claims were staked based on favorable geologic units, known faults, and the potential for favorable feeder structural controls. Other than an interpretation of non-proprietary geology, regional gravity and magnetic data, and limited rock sampling by Lamb, no work has been carried out on the Gold Dust property by Lamb.

The property is unencumbered, that is there are no claims, liens, charges or liabilities against the property, and there are no competitive conditions, that is the action of some unaffiliated third party, that could affect the property. Further, there is no insurance covering the property and we believe that no insurance is necessary since the property is unimproved and contains no buildings or improvements.

To date we have not performed any work on the property. We are presently in the exploration stage and we cannot guarantee that a commercially viable mineral deposit, a reserve, exists in the property until further exploration is done and a comprehensive evaluation concludes economic and legal feasibility.

There are no native land claims that affect title to the property. We have no plans to try to interest other companies in the property if mineralization is found.

Our Proposed Exploration Program

We are prospecting for gold. Our target is mineralized material. Our success depends upon finding mineralized material. Mineralized material is a mineralized body which has been delineated by appropriate spaced drilling or underground sampling to support sufficient tonnage and average grade of gold to justify removal. If we do not find mineralized material or we cannot remove mineralized material, either because we do not have the money to do it or because it is not economically feasible to do it, we will cease operations and you will lose your investment. We anticipate being able to delineate a mineralized body, if one exists, within nine months of beginning exploration.

In addition, we may not have enough money to complete our exploration of the property. The proceeds from the offering will only allow us to determine if mineralized material is located on the property. If mineralized material is located on the property, we will have to raise additional funds through a private placement or second public offering in order to comply with the terms of our agreement with Messrs. Lamb and Redfern. At the present time, we have not made any plans to raise additional money and there is no assurance that we would be able to raise additional money in the future. If we need additional money and cannot raise it, we will have to suspend or cease operations.

We must conduct exploration to determine what amount of minerals, if any, exist on the property and if any minerals which are found can be economically extracted and profitably processed.

The property is undeveloped raw land. Detailed exploration and surveying has not been initiated and will not be initiated until we raise money in this offering. That is because we do not have money to start exploration. Once the offering is concluded, we intend to start exploration operations. Before gold retrieval can begin, we must explore for and find mineralized material. After that has occurred we have to determine if it is economically feasible to remove the mineralized material. Economically feasible means that the costs associated with the removal of the mineralized material will not exceed the price at which we can sell the mineralized material. We cannot predict what that will be until we find mineralized material.

We do not know if we will find mineralized material.

We do not claim to have any minerals or reserves whatsoever at this time on any of the property.

Competition and unforeseen limited sources of supplies in the industry could result in occasional spot shortages of supplies, such as dynamite, and certain equipment such as drills and excavators that we might need to conduct exploration. Further, suppliers give preferences to larger exploration entities that purchase larger quantities of supplies from them. We have not attempted to locate or negotiate with any suppliers of products, equipment or materials. We will attempt to locate products, equipment and materials after this offering is complete. If we cannot find the products and equipment we need, we will have to suspend our exploration plans until we do find the products and equipment we need.

We intend to implement an exploration program which consists of core sampling. Core sampling is the process of drilling holes to a depth of up to 1,400 feet in order to extract a sample of earth. Mr. Collins will determine where drilling will occur on the property in consultation with the consultant we hire. Mr. Collins will not receive fees, salary, or other compensation for his services until such time as we have adequate funds to do so. The samples will be tested to determine if mineralized material is located on the property. Based upon the tests of the core samples, we will determine if we will terminate operations; proceed with additional exploration of the property; or develop the property. The proceeds from this offering are designed to only fund the costs of core sampling and testing.

We estimate the cost of core sampling will be $20.00 per foot drilled. The amount of drilling will be predicated upon the amount of money raised in this offering. If we raise the minimum amount of money, we will drill approximately 2,250 linear feet or 8 holes. Assuming that we raise the maximum amount of money, we will drill approximately 7,000 linear feet, or up to 22 holes to a depth of 300 feet. We estimate that it will take up to three months to drill 20 holes to a depth of 300 feet. We will pay an exploration consultant up to a maximum of $5,000 per month for his services during the three month period or a total of $15,000. The total cost for analyzing the core samples will be up to $8,000. We will begin drilling ninety days after this offering is closed, weather permitting. To date, we have not paid any fees for an exploration consultant.

The breakdown of estimated times and dollars was made by Mr. Collins.

We do not intend to interest other companies in the property if we find mineralized materials. We intend to try to develop the reserves through the use of mining engineers.

If we are unable to complete exploration because we do not have enough money, we will cease operations until we raise more money. If we cannot or do not raise more money, we will cease operations. If we cease operations, we don't know what we will do and we don't have any plans or strategy to do anything else.

We cannot provide you with a more detailed discussion of how our exploration program will work and what we expect will be our likelihood of success. That is because we have access to a piece of raw land and we intend to look for mineralized material. We may or may not find any mineralized material. We hope we do, but it is impossible to predict the likelihood of such an event.

We do not have any plan to take our company to revenue generation. That is because we have not found economic mineralization yet and it is impossible to project revenue generation from nothing.

We anticipate starting exploration operation 90 days after of the completion of this offering weather permitting.

If we do not find mineralized material on the property, Mr. Collins will allow the Option and Joint Venture Agreement with Jan B. Lamb and Richard R. Redfern to expire and we will cease operations.

Competitive factors

The gold mining industry is fragmented. We compete with other exploration companies looking for gold. We are one of the smallest exploration companies in existence. We are an infinitely small participant in the gold mining market. While we compete with other exploration companies, there is no competition for the exploration or removal or mineral from our property. Readily available gold markets exist in Canada, the United States and around the world for the sale of gold. Assuming our property is inundated with gold, of which there is absolutely no assurance, we will be able to sell all of the gold produced therefrom.

Regulations

Our mineral exploration program is subject to the regulations of the Bureau of Land Management.

The prospecting on the property is provided under the existing 1872 Mining Law and all permits for exploration and testing must be obtained through the local Bureau of Land Management (BLM) office of the Department of Interior. Obtaining permits for minimal disturbance as envisioned by this exploration program will require making the appropriate application and filing of the bond to cover the reclamation of the test areas. From time to time, an archeological clearance may need to be contracted to allow the testing program to proceed.

Rental Fee Requirement

The Federal government's Continuing Act of 2002 extends the requirement of rental or maintenance fees in place of assessment work for filing and holding mining claims with the BLM. All claimants must pay a yearly maintenance fee of $100 per claim for all or part of the mining claim assessment year. The fee must be paid at the State Office of the Bureau of Land Management by August 31, of each year. Zone Mining Limited has paid this fee through 2006. The assessment year ends at noon on September 1 of each year. The initial maintenance fee is paid at the time the Notice of Location is filed with the BLM and covers the remainder of the assessment year in which the claim was located. There are no exemptions from the initial fee. Some claim holders may qualify for a Small Miner Exemption waiver of the maintenance fee for assessment years after the year in which the claim was located. We do not qualify for a Small Miner Exemption. The following sets for the BLM fee schedule:

Fee Schedule* (per claim)
Location Fee	$30.00
Maintenance Fee.	$125.00
Service Charges	$10.00
Transfer Fee	$5.00
Proof of Labor	$5.00
Notice of Intent to Hold	$5.00
Transfer of Interest	$5.00
Amendment	$5.00
Petition for Deferment of Assessment Work	$25.00
Notice of Intent to Locate on Stock Raising Homestead land	$25.00
* Fee schedule reflects increases of July 2004 and July 2005.

The BLM regulations provide for three types of operations on public lands: 1. Casual Use level, 2. Notice level and 3. Plan of Operation level.

1. Casual Use means activities ordinarily resulting in no or negligible disturbance of the public lands or resources. Casual Use operations involve simple prospecting with hand tools such as picks, shovels, and metal detectors. Small-scale mining devices such as dry washers having engines with less than 10 brake-horsepower are allowed, provided they are fed using only hand tools. Casual Use level operations are not required to file an application to conduct activities or post a financial guarantee.

2. Notice level operations include only exploration activities in which five or less acres of disturbance are proposed. Presently, all Notice Level operations require a written notice and must be bonded for all activities other than reclamation.

3. Plans of Operation activities include all mining and processing (regardless of the size of the proposed disturbance), plus all other activities exceeding five acres of proposed public land disturbance.

Operators are encouraged to conduct a thorough inventory of the claim to determine the full extent of any existing disturbance and to meet with field office personnel at the site before developing an estimate. The inventory should include photographs taken "before" and "after" any mining activity.

If an operator constructs access or uses an existing access way for an operation and would object to BLM blocking, removing, or claiming that access, then the operator must post a financial guarantee that covers the reclamation of the access.

Concurrence by the BLM for occupancy is required whenever residential occupancy is proposed or when fences, gates, or signs will be used to restrict public access or when structures that could be used for shelter are placed on a claim. It is the claimant's responsibility to prepare a complete notice or plan of operators.

Mining Claims On State Land

The property is located on federal land. No claims are located on Nevada State Lands.

Jan B. Lam and Richard R. Redfern have secured all necessary permits for exploration and, if development is warranted on the property, will file final plans of operation before we start any mining operations. We anticipate no discharge of water into active stream, creek, river, lake or any other body of water regulated by environmental law or regulation. No endangered species will be disturbed. Restoration of the disturbed land will be completed according to law. All holes, pits and shafts will be sealed upon abandonment of the property. It is difficult to estimate the cost of compliance with the environmental law since the full nature and extent of our proposed activities cannot be determined until we start our operations and know what that will involve from an environmental standpoint.

We are in compliance with all laws and will continue to comply with the laws in the future. We believe that compliance with the laws will not adversely affect our business operations.

We are responsible to provide a safe working environment, not disrupt archaeological sites, and conduct our activities to prevent unnecessary damage to the property.

We will secure all necessary permits for exploration and, if development is warranted on the property, will file final plans of operation before we start any mining operations. At this point, a permit from the BLM would be required. Also, we would be required to comply with the laws of the state of Nevada and federal regulations.

Exploration stage companies have no need to discuss environmental matters, except as they relate to exploration activities. The only "cost and effect" of compliance with environmental regulations in the State of Nevada is returning the surface to its previous condition upon abandonment of the property. We will only be using "non-intrusive" exploration techniques and will not leave any indication that a sample was taken from the area. Gold Explorations LLC and the employees will be required to leave the area in the same condition as they found it - on a daily basis.

We have not allocated any funds from the proceeds of this offering for the cost of reclamation of the property and the proceeds for the cost of reclamation will not be paid from the proceeds of the offering. Mr. Schaefer, our shareholder has agreed to pay the cost of reclamation should we not find mineralized material.

Subcontractors

We intend to use the services of Jan B. Lamb who will supervise the subcontractors for manual labor exploration work on our properties.

Employees

We intend to use the services of subcontractors for manual labor exploration work on our properties. The cost of the subcontractors is included in the description of services to be rendered. Mr. Collins will handle our administrative duties. Because our sole officer and director is inexperienced with exploration, he will hire independent contractors to perform the surveying, exploration, and excavating of the property. The contractors we hire will determine the number of persons it will employ for surveying, exploration, and excavating of the property. Further, we will hire geologists and engineers as independent contractors on an as needed basis. As of today, we have not looked for or talked to any geologists or engineers who will perform work for us in the future. We do not intend to do so until we complete this offering. Accordingly, we cannot determine at this time the precise number of people we will retain to perform the foregoing services.

Employees and Employment Agreements

At present, we have one part-time employee, our president, Allen Collins. Mr. Collins devotes approximately 10% of his time or four hours per week. Mr. Collins does not have an employment agreement with us. We presently do not have pension, health, annuity, insurance, stock options, profit sharing or similar benefit plans; however, we may adopt plans in the future. There are presently no personal benefits available to Mr. Collins.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

This section of the prospectus includes a number of forward- looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking states are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or out predictions.

Plan of Operation

We are a start-up, exploration stage corporation and have not yet generated or realized any revenues from our business operations.

Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have not generated any revenues and no revenues are anticipated until we begin removing and selling minerals. Accordingly, we must raise cash from sources other than the sale of minerals found on the property, if at all. Our only other source for cash at this time is investments by others in this offering. We must raise cash to implement our project and stay in business. The minimum amount of the offering will allow us to operate for at least one year. Our success or failure will be determined by what we find under the ground. The more money we raise, the more core samples we can take. The more core samples we take, the more thorough our exploration will be conducted. Since we do not know what we will find under the ground, we cannot tell you if we will be successful even if we raise the maximum amount of this offering. We will not begin exploration of the property until we raise money from this offering. We believe we will need to raise the minimum gross amount in this offering of $100,000, $70,000 net, in order to remove uncertainties surrounding our ability to continue as a going concern. The $100,000 in gross proceeds or $70,000 in net proceeds will allow us to conduct our exploration program. If we find mineralized material, we will proceed to create a development program. Development is defined as the preparation of a commercially minable deposit or reserve for extraction which is not already in production. If we do not find mineralized material, we will cease operations.

We will be conducting research in the form of exploration of the property. Our exploration program is explained in as much detail as possible in the business section of this prospectus. We are not going to buy or sell any plant or significant equipment during the next twelve months. We will not buy any equipment until we have located a body of ore and we have determined it is economical to extract the ore from the land.

We do not have any reserves. Even if we complete our current exploration program and it is successful in identifying a mineral deposit, of which there is no assurance whatsoever, we will have to spend substantial funds for further drilling and engineering studies before we will know if we have a commercially viable mineral deposit. We will make a decision whether to proceed with each successive phase of the exploration program upon completion of the previous phase and upon analysis of the results of that program.

We do not intend to interest other companies in the property if we find mineralized materials.

We intend to try to develop the reserves through the use of mining engineers.

If we are unable to complete any phase of exploration because we don't have enough money, we will cease operations until we raise more money. If we can't or don't raise more money, we will cease operations. If we cease operations, we don't know what we will do and we don't have any plans to do anything.

We do not intend to hire additional employees at this time. All of the work on the property will be conduct by unaffiliated independent contractors that we will hire. The independent contractors will be responsible for surveying, geology, engineering, exploration, and excavation. The geologists will evaluate the information derived from the exploration and excavation and the engineers will advise us on the economic feasibility of removing the mineralized material.

In the event we complete our exploration program prior to the end of one year, and it is anticipated we will do so as reflected in the milestones that follow, if we find mineralized material we will spend the balance of the year creating a program for development of the property. If we do not find mineralized material at the conclusion of our exploration program, we will cease operations.

Milestones

The following are our milestones:

1.	0-90 days after completion of the offering, retain our consultant to manage the exploration of the property. - Cost $15,000. Time of retention 0-90 days.

2.

90-180 days after completion of the offering. - Core drilling. Core drilling will cost $20.00 per foot. The number of holes to be drilled will be dependent upon the amount raised from the offering. Core drilling we be subcontracted to non-affiliated third parties. Time to conduct the core drilling - 90 days.

3.

180-210 days after completion of the offering. Have independent an third party analyze the samples from the core drilling. Determine if mineralized material is below the ground. If mineralized material is found, we will attempt to define the ore body. We estimate that it will cost up to $5,000 to analyze the core samples and will take 30 days.

The cost of the subcontractors is included in the description of services to be rendered. All funds for the foregoing activities will be obtained from this public offering.

Limited Operating History; Need for Additional Capital

There is no historical financial information about us upon which to base an evaluation of our performance. We are an exploration stage corporation and have not generated any revenues from operations. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in the exploration of the property, and possible cost overruns due to price and cost increases in services.

To become profitable and competitive, we conduct into the research and exploration of the property before we start production of any minerals we may find. We are seeking equity financing to provide for the capital required to implement our research and exploration phases.

We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations. Equity financing could result in additional dilution to existing shareholders.

$10,000 in legal fees is due Mr. Lysiak upon SEC effectiveness. They will be paid from the proceeds of this offering.

Results of Operations

From Inception on December 9, 2005

Since inception, paid in capital has paid all our expenses to incorporate us, and for legal and accounting expenses. In January, 2006, Mr. Schaefer loaned $1,000 to pay the costs of incorporation, accounting fees and a portion of legal fees for this offering.

Accounts payable

Accounts payable of $3,742 were booked at June 30, 2006, represented by liabilities for the following expenses:

Accounting	$3,742
Legal expense	-0-
Office expenses	-0-
Transfer agent and filing fees	-0-
Included in expenses to June 30, 2006	$3,742

These liabilities were paid subsequent to the quarter ended June 30, 2006.

In addition, we sold 100,000 shares of common stock to Mr. Collins in consideration of $1,000 and 4,900,000 shares of common stock to Coalton Schaefer in consideration of $49,000.

Liquidity and Capital Resources

To meet our need for cash we are attempting to raise money from this offering. We will be able to stay in business for one year if we raise at least $100,000. Whatever money we do raise, will be applied to the items set forth in the Use of Proceeds section of this prospectus. If we find mineralized material and it is economically feasible to remove the mineralized material, we will attempt to raise additional money through a subsequent private placement, public offering or through loans. If we do not raise all of the money we need from this offering to complete our exploration of the property, we will have to find alternative sources, like a second public offering, a private placement of securities, or loans from our officers or others.

Our sole officer and director is willing to commit to loan us money for our operations until this offering has been completed or until the offering period has expired. At the present time, we have not made any arrangements to raise additional cash, other than through this offering. If we need additional cash and can't raise it we will either have to suspend operations until we do raise the cash, or cease operations entirely. If we raise the minimum amount of money from this offering, it will last a year. Other than as described in this paragraph, we have no other financing plans.

As of the date of this registration statement, we have yet to begin operations and therefore we have not generated any revenues from our business operations.

In December, 2005, we issued 5,000,000 shares of common stock pursuant to the exemption from registration contained in section 4(2) of the Securities Act of 1933. This was accounted for as a purchase of shares of common stock, in consideration of $50,000.

As of June 30, 2006, our total assets were $28,017 and our total liabilities were $4,742.

MANAGEMENT

Officers and Directors

Our sole director serves until his successor is elected and qualified. Our sole officer is elected by the board of directors to a term of one (1) year and serves until his successor is duly elected and qualified, or until he is removed from office. The board of directors has no nominating, auditing or compensation committees.

The name, address, age and position of our present sole officer and director is set forth below:

Name and Address	Age	Position(s)

Allen Collins	52	president, principal executive officer, treasurer,
200 South Main, Suite I		principal financial officer, principal accounting
Pocatello, Idaho 83204		officer, and a member of the board of directors

The persons named above have held their offices/positions since inception of our company and are expected to hold their offices/positions until the next annual meeting of our stockholders.

Background of Officers and Directors

Allen Collins - President, Principal Executive Officer, Treasurer, Principal Financial Officer, Principal Accounting Officer, and sole member of the Board of Directors.

Since inception, on December 9, 2005, Mr. Collins has been our president, principal executive officer, treasurer, principal financial officer, principal accounting officer and sole member of the board of directors. Since 1980, Mr. Collins has been a Certified Public Accountant and partner in the firm of Dance Collins & Co., Certified Public Accountants located in Pocatello, Idaho.

Conflicts of Interest

There are no conflicts of interest.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid by us from inception on December 9, 2005 through June 30, 2006. The compensation addresses all compensation awarded to, earned by, or paid the to our named executive officers for the fiscal year ended December 31, 2005. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any.

Summary Compensation Table

Long-Term Compensation
			Annual Compensation			Awards	Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Securities
Restricted
				Other	Under	Shares or		Other
				Annual	Options/	Restricted		Annual
Names Executive				Compen-	SARs	Share	LTIP	Compen-
Officer and	Year	Salary	Bonus	sation	Granted	Units	Payouts	sation
Principal Position	Ended	(US$)	(US$)	(US$)	(#)	(US$)	(US$)	(US$)

Allen Collins	2005	0	0	0	0	0	0	0
President	2004	0	0	0	0	0	0	0
	2003	0	0	0	0	0	0	0

We have not paid any officers or directors salaries in 2005, and we do not anticipate paying any officers or directors salaries at any time in 2006. We will not begin paying our officers salaries until we have adequate funds to do so.

There are no other stock option plans, retirement, pension, or profit sharing plans for the benefit of our officers and directors other than as described herein.

Long-Term Incentive Plan Awards

We not have any long-term incentive plans that provide compensation intended to serve as incentive for performance.

Compensation of Directors

Our directors do not receive any compensation for serving as members of the board of directors.

Employment Contracts

As of the date hereof, we have not entered into employment contracts with any of our officers and do not intend to enter into any employment contracts until such time as it profitable to do so.

Indemnification

Under our articles and bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what their ownership will be assuming completion of the sale of all shares in this offering. The stockholder listed below has direct ownership of his shares and possesses sole voting and dispositive power with respect to the shares.

The stockholder listed below has direct ownership of his shares and possesses sole voting and dispositive power with respect to the shares.

			Number of	Percentage of
			Shares After	Ownership After
	Number of	Percentage of	Offering	the Offering
	Shares	Ownership	Assuming all	Assuming all of
Name and Address	Before the	Before	of the Shares	the Shares are
Beneficial Ownership [1]	Offering	The Offering	are Sold	Sold

Allen Collins	100,000	2%	100,000	1%
200 South Main, Suite I
Pocatello, Idaho 83204
Canada S7J 1H3

All Officers and Directors	100,000	2%	100,000	1%
as a Group (1 person)

Coalton Schaefer	4,900,000	98%	4,900,000	70%
590 S. Pinnacle Dr.
Buffalo, Wyoming 82834

[1]     The person named above may be deemed to be a "parent" and "promoter" of our company, within the meaning of such terms under the Securities Act of 1933, as amended, by virtue of his direct and indirect stock holdings. Mr. Collins is the only "promoter" of our company.

Future Sales by Existing Stockholders

On December 12, 2005 Allen Collins, our sole officer and director, acquired 100,000 shares of our common stock and Coalton Schaefer acquired 4,900,000 shares of our common stock. The 5,000,000 shares of common stock are restricted securities, as defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act. Under Rule 144, the shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition. Rule 144 provides that a person may not sell more than 1% of the total outstanding shares in any three month period and the sales must be sold either in a brokers' transaction or in a transaction directly with a market maker. If the minimum number of shares are sold, Mr. Collins and Mr. Schaefer could each begin selling 60,000 shares quarterly beginning, December 12, 2006. If the maximum number of shares are sold, Mr. Collins and Mr. Schaefer could each begin selling 70,000 shares quarterly.

Shares purchased in this offering, which will be immediately resalable, and sales of all of our other shares after applicable restrictions expire, could have a depressive effect on the market price, if any, of our common stock and the shares we are offering.

A total of 100,000 shares of our stock are currently owned by our sole officer and director. He will likely sell a portion of his stock if the market price goes above $0.10. If he does sell his stock into the market, the sales may cause the market price of the stock to drop. Further, Mr. Collins may also sell at price levels below $0.10 per share.

Because our sole officer and director, and a principal shareholder will control us after the offering, regardless of the number of shares sold, your ability to cause a change in the course of our operations is eliminated. As such, the value attributable to the right to vote is gone. This could result in a reduction in value to the shares you own because of the ineffective voting power.

No common stock is subject to outstanding options, warrants or securities convertible into common stock.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.00001 per share. The holders of our common stock:

*	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;
*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
*	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
*	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our securities.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors. After this offering is completed and assuming the maximum amount of shares are sold in this offering, our sole officer and director will own approximately 68.57% of our outstanding shares.

Cash Dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Preferred stock

We are authorized to issue 100,000,000 shares of preferred stock with a par value of $0.00001 per share. The terms of the preferred shares is at the discretion of the board of directors. Currently no preferred shares are issued and outstanding.

Anti-Takeover Provisions

There are no Nevada anti-takeover provisions that may have the affect of delaying or preventing a change in control. 78.378 through 78.3793 of the Nevada Revised Statutes relates to control share acquisitions that may delay or make more difficult acquisitions or changes in our control, however, they only apply when we have 200 or more stockholders of record, at least 100 of whom have addresses in the state of Nevada appearing on our stock ledger and we do business in this state directly or through an affiliated corporation. Neither of the foregoing events seems likely will occur. Currently, we have no Nevada shareholders and since this offering will not be made in the state of Nevada, no shares will be sold to Nevada residents. Further, we do not do business in Nevada directly or through an affiliate corporation and we do not intend to do business in the state of Nevada in the future. Accordingly, there are no anti-takeover provisions that have the affect of delaying or preventing a change in our control.

Reports

After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-KSB, 10-QSB, and 8-K. You may read copies of any materials we file with the SEC at the SECs Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

Stock Transfer Agent

Our stock transfer agent for our securities is Pacific Stock Transfer Company, 500 East Warm Springs Road, Las Vegas, Nevada 89119 and its telephone number is (702) 361-3033.

CERTAIN TRANSACTIONS

Mr. Collins, our president and sole director, has not received and will not receive anything of value, directly or indirectly, from us and we have not received and will not receive any assets, services or other consideration from Mr. Collins.

In December 2005, we issued a total of 100,000 shares of restricted common stock to Allen Collins, our sole officer and director, in consideration of $1,000. This was accounted for as a purchase of common stock.

In December 2005, Mr. Schaefer loaned $ 1,000 to pay the costs of incorporation, accounting fees and a portion of legal fees for this offering. The loan is interest free. There is no writing to evidence the foregoing. The agreement is entirely oral.

Mr. Collins is our only promoter. He has not received or will he receive anything of value from us, directly or indirectly in his capacity as a promoter.

LITIGATION

We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

Our financial statements for the period from inception to December 31, 2005, included in this prospectus have been audited by Williams & Webster, P.S., Certified Public Accountants, 601 West Riverside Avenue, Suite 1940, Spokane, Washington 99201, as set forth in their report included in this prospectus. Their report is given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Conrad C. Lysiak, Attorney at Law, 601 West First Avenue, Suite 503, Spokane, Washington 99201, telephone (509) 624-1475 has acted as our legal counsel.

FINANCIAL STATEMENTS

Our fiscal year end is December 31. We will provide audited financial statements to our stockholders on an annual basis; the statements will be audited by an Independent Certified Public Accountant.

Our unaudited financial statements for the period ended June 30,2006 immediately follow:

Financial Index

FIRSTAR EXPLORATION CORPORATION
(An Exploration Stage Company)
BALANCE SHEET

	June 30,	December 31,
	2006	2005
	(unaudited)
ASSETS

CURRENT ASSETS
Cash	$18,017	$803
Prepaid expenses	10,000	10,000

TOTAL ASSETS	$28,017	$10,803

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$3,742	$-
Loans payable - related party	1,000	-
TOTAL LIABILITIES	4,742	-

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS' EQUITY
Preferred stock, 100,000,000 shares authorized,
$0.00001 par value; no shares issued and outstanding	-	-
Common stock, 100,000,000 shares authorized,
$0.00001 par value; 5,000,000 shares issued and
outstanding	50	50
Additional paid-in capital	49,950	49,950
Subscription receivable	-	(29,000)
Accumulated deficit during exploration stage	(26,725)	(10,197)

TOTAL STOCKHOLDERS' EQUITY	23,275	10,803

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$28,017	$10,803

The accompanying condensed notes are an integral part of these interim financial statements

Financial Index

FIRSTAR EXPLORATION CORPORATION
(An Exploration Stage Company)
STATEMENT OF OPERATIONS

					From
					December 9,
		Three Months		Six Months	2005
		Ended		Ended	(Inception) to
		June 30,		June 30,	June 30,
		2006		2006	2006
		(unaudited)		(unaudited)	(unaudited)

REVENUES		$-		$-	$-

EXPENSES
General and administrative expenses		25		36	233
Accounting and auditing fees		2,742		7,742	7,742
Legal fees		-		-	10,000
Mineral lease payments		-		7,500	7,500
Mineral claim payments		-		1,250	1,250
Total Expenses		2,767		16,528	26,725

LOSS FROM OPERATIONS		(2,767)		(16,528)	(26,725)

LOSS BEFORE TAXES		(2,767)		(16,528)	(26,725)

INCOME TAX EXPENSE		-		-	-

NET LOSS		$(2,767)		$(16,528)	$(26,725)

NET LOSS PER SHARE,
BASIC AND DILUTED	$	nil	$	nil

WEIGHTED AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING, BASIC AND DILUTED		5,000,000		5,000,000

The accompanying condensed notes are an integral part of these interim financial statements.

Financial Index

FIRSTAR EXPLORATION CORPORATION
(An Exploration Stage Company)
STATEMENT OF STOCKHOLDERS' EQUITY

					Deficit
					Accumulated
			Additional	Stock	During	Total
	Common Stock		Paid-in	Subscription	Exploration	Stockholders'
	Shares	Amount	Capital	Receivable	Stage	Equity

Balance, December 9, 2005 (Inception)	-	$-	$-	$-	$-	$-

Common stock issued upon incorporation
at $0.01 per share for cash and
subscription receivable	5,000,000	50	49,950	(29,000)	-	21,000

Net loss for the year ended December 31, 2005	-	-	-	-	(10,197)	(10,197)

Balance, December 31, 2005	5,000,000	50	49,950	(29,000)	(10,197)	10,803

Payment of stock subscription receivable	-	-	-	29,000	-	29,000

Net loss for the period ended June 30, 2006	-	-	-	-	(16,528)	(16,528)

Balance, June 30, 2006 (unaudited)	5,000,000	$50	$49,950	$-	$(26,725)	$23,275

The accompanying condensed notes are an integral part of these interim financial statements

Financial Index

FIRSTAR EXPLORATION CORPORATION
(An Exploration Stage Company)
STATEMENT OF CASH FLOWS

		From
		December 9,
	Six Months	2005
	Ended	(Inception) to
	June 30,	June 30,
	2006	2006
	(unaudited)	(unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(16,528)	$(26,725)
Adjustments to reconcile net loss to net cash used by operating activities:
Increase in prepaid expenses	-	(10,000)
Increase in accounts payable	3,742	3,742
Net cash used in operating activities	(12,786)	(32,983)

CASH FLOWS FROM INVESTING ACTIVITIES:	-	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	29,000	50,000
Proceeds from related party loans payable	1,000	1,000
Net cash provided by financing activities	30,000	51,000

NET INCREASE IN CASH	17,214	18,017

CASH, BEGINNING OF PERIOD	803	-

CASH, END OF PERIOD	$18,017	$18,017

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid	$-	$-
Income taxes paid	$-	$-

The accompanying condensed notes are an integral part of these interim financial statements.

Financial Index

FIRSTSTAR EXPLORATION CORPORATION
(AN EXPLORATION STAGE COMPANY)
CONDENSED NOTES TO THE INTERIM FINANCIAL STATEMENTS
JUNE 30, 2006

NOTE 1 - BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS

Firstar Exploration Corporation (hereinafter "The Company") was incorporated on December 9, 2005 in the State of Nevada. The principal business of the Company is the acquisition, exploration and development of natural resource properties. Upon establishing the existence of proven reserves in one of its properties, the Company plans to actively prepare the site for extraction and enter a development stage.

The Company has been in an exploration stage since its inception on December 9, 2005, and has not realized any revenues from its planned operations. The Company's year-end is December 31.

The foregoing unaudited interim financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Regulation S-B as promulgated by the Securities and Exchange Commission. Accordingly, these financial statements do not include all of the disclosures required by generally accepted accounting principles in the United States of America for complete financial statements. These unaudited interim financial statements should be read in conjunction with the audited financial statements for the period ended December 31, 2005. In the opinion of management, the unaudited interim financial statements furnished herein include all adjustments, all of which are of a normal recurring nature, necessary for a fair statement of the results for the interim period presented. Operating results for the six-month period ending June 30, 2006 are not necessarily indicative of the results that may be expected for the year ending December 31, 2006.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

This summary of significant accounting policies of Firstar Exploration Corporation is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America, and have been consistently applied in the preparation of the financial statements.

Exploration Stage
The Company has been in the exploration stage since inception on December 9, 2005. The Company has no revenues from its planned operations. It is primarily engaged in the acquisition, exploration and development of natural resource properties. Upon establishing the existence of proven reserves in one of its properties, the Company plans to actively prepare the site for extraction and enter a development stage.

Going Concern
At June 30, 2006, the Company had an accumulated deficit during the exploration stage of $26,725. Since its inception, the Company has not generated any revenues and has minimal cash resources. These

Financial Index

FIRSTSTAR EXPLORATION CORPORATION
(AN EXPLORATION STAGE COMPANY)
CONDENSED NOTES TO THE INTERIM FINANCIAL STATEMENTS
JUNE 30, 2006

conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans are to acquire, explore, and develop natural resource properties. Upon establishing the existence of proven reserves in one of its properties, the Company plans to actively prepare the site for extraction and enter a development stage. Management also plans to raise capital through the sale of shares of common stock. The ability of the Company to continue in existence is dependent upon management's successful development and implementation of its business plan resulting in profitable operations. These plans, if successful, will mitigate the factors which raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

Use of Estimates
The process of preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues, and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.

NOTE 3 - PREFERRED AND COMMON STOCK

Preferred Stock
The Company is authorized to issue 100,000,000 shares of preferred stock with a par value of $0.00001. As of June 30, 2006, the Company has not issued any preferred stock.

Common Stock
The Company is authorized to issue 100,000,000 shares of common stock. All shares have equal voting rights, are non-assessable and have one vote per share. Voting rights are not cumulative and, therefore, the holders of more than 50% of the common stock could, if they choose to do so, elect all of the directors of the Company.

In its initial capitalization in the year ended December 31, 2005, the Company issued 5,000,000 shares of common stock for $50,000, of which $29,000 was recorded as a subscription receivable. This subscription was collected in January 2006.

NOTE 4 - LEASE AGREEMENT

On February 1, 2006, the Company acquired a twenty-year lease with the option to purchase the related, unpatented mineral claims (known as the Gold Dust Property) situated in White Pine County, Nevada. The lease payment upon execution was $7,500. The Company is committed to spend a minimum of $5,000 in the first year for work on the claim or, alternatively, to pay $5,000 to the lessor.

Financial Index

FIRSTSTAR EXPLORATION CORPORATION
(AN EXPLORATION STAGE COMPANY)
CONDENSED NOTES TO THE INTERIM FINANCIAL STATEMENTS
JUNE 30, 2006

Annual lease payments are as follows:

2/1/2007	$10,000
2/1/2008	$15,000
2/1/2009-2025	$25,000

NOTE 5 - RELATED PARTY TRANSACTIONS

Loans payable - related party represent amounts due to the Company's majority stockholder, who loaned the Company $1,000. These advances are non-interest bearing, not collateralized, and considered to be due on demand.

NOTE 6 - COMMITMENTS AND CONTINGENCIES

As a condition of its mining lease, the Company is required to spend the sum of $5,000, $15,000, and $25,000, respectively, in the years 2006, 2007 and 2008 for work commitments on its Gold Dust claims. If these amounts are not expanded on the claims, the same amounts are to be paid in cash to the lessor.

The lease also requires a production royalty equal to 2.5% of net smelter returns on all product produced from the claims to be paid to the lessor.

Financial Index

Certified Public Accountants & Business Consultants

Board of Directors
Firstar Exploration Corporation
Pocatello, Idaho

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying balance sheet of Firstar Exploration Corporation (an exploration stage company) as of December 31, 2005, and the related statements of operations, stockholders' equity and cash flows for the period from December 9, 2005 (inception) to December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Firstar Exploration Corporation as of December 31, 2005 and the results of its operations, stockholders' equity and its cash flows for the period from December 9, 2005 (inception) to December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company's significant operating losses raise substantial doubt about its ability to continue as a going concern. Management's plans regarding the resolution of this issue are also discussed in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WILLIAMS & WEBSTER, P.S.
Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington
May 24, 2006

Member of Private Companies Practice Section, SEC Practice Section, AICPA and WSCPA
Bank of America Center - 601 West Riverside Avenue, Suite 1940 - Spokane, WA 99201
Phone (509) 838-5111 - Fax (509) 838-5114 - www.williams-webster.com

Financial Index

FIRSTAR EXPLORATION CORPORATION
(An Exploration Stage Company)
BALANCE SHEET

December 31,
2005
Audited
ASSETS

CURRENT ASSETS
Cash	$803
Prepaid expenses	10,000

TOTAL ASSETS	$10,803

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES	$-

TOTAL LIABILITIES	-

COMMITMENTS AND CONTINGENCIES	-

STOCKHOLDERS' EQUITY
Preferred stock, 100,000,000 shares authorized,
$0.00001 par value; no shares issued and outstanding	-
Common stock, 100,000,000 shares authorized,
$0.00001 par value; 5,000,000 issued and outstanding	50
Additional paid-in capital	49,950
Subscription receivable	(29,000)
Accumulated deficit during exploration stage	(10,197)

TOTAL STOCKHOLDERS' EQUITY	10,803

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$10,803

The accompanying notes are an integral part of these financial statements.

Financial Index

FIRSTAR EXPLORATION CORPORATION
(An Exploration Stage Company)
STATEMENT OF OPERATIONS

		From
		December 9,
		2005
		(Inception) to
		December 31,
		2005

REVENUES		$-

EXPENSES
General and administrative expenses		197
Professional fees		10,000
Total Expenses		10,197

LOSS FROM OPERATIONS		(10,197)

LOSS BEFORE TAXES		(10,197)

INCOME TAX EXPENSE		-

NET LOSS		$(10,197)

NET INCOME (LOSS) PER SHARE,
BASIC AND DILUTED	$	nil

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING,
BASIC AND DILUTED		5,000,000

The accompanying notes are an integral part of these financial statements.

Financial Index

FIRSTAR EXPLORATION CORPORATION
(An Exploration Stage Company)
STATEMENT OF STOCKHOLDERS' EQUITY

					Deficit
					Accumulated
			Additional	Stock	During	Total
	Common Stock		Paid-in	Subscription	Exploration	Stockholders'
	Shares	Amount	Capital	Receivable	Stage	Equity

Balance, December 9, 2005 (Inception)	-	$-	$-	$-	$-	$-

Common stock issued upon
incorporation at$0.01 per share
for cash and subscription receivable	5,000,000	50	49,950	(29,000)	-	21,000

Net loss for the year ended
December 31, 2005	-	-	-	-	(10,197)	(10,197)

Balance, December 31, 2005	5,000,000	$50	$49,950	$(29,000)	$(10,197)	$10,803

The accompanying notes are an integral part of these financial statements.

Financial Index

FIRSTAR EXPLORATION CORPORATION
(An Exploration Stage Company)
STATEMENT OF CASH FLOWS

From
December 9,
2005
(Inception) to
December 31,
2005

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(10,197)
Adjustments to reconcile net loss to net cash used by operating activities:
Increase in prepaid expenses	(10,000)
Net cash used by operating activities	(20,197)

CASH FLOWS FROM INVESTING ACTIVITIES:	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	21,000
Net cash provided by financing activities	21,000

NET INCREASE IN CASH	803

CASH, BEGINNING OF PERIOD	-

CASH, END OF PERIOD	$803

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid	$-
Income taxes paid	$-

The accompanying notes are an integral part of these financial statements.

Financial Index

FIRSTSTAR EXPLORATION CORPORATION
AN EXPLORATION STAGE COMPANY
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2005

NOTE 1 - DESCRIPTION OF BUSINESS

Firstar Exploration Corporation (hereinafter "The Company") was incorporated on December 9, 2005 in the State of Nevada. The principal business of the Company is the acquisition, exploration and development of natural resource properties. Upon establishing the existence of proven reserves in one of its properties, the Company plans to actively prepare the site for extraction and enter a development stage.

The Company has been in an exploration stage since its inception on December 9, 2005, and has not realized any revenues from its planned operations. The Company's year-end is December 31.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

This summary of significant accounting policies of Firstar Exploration Corporation is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America, and have been consistently applied in the preparation of the financial statements.

Accounting Method
The Company's financial statements are prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Accounts Receivable and Bad Debts Accounts Receivable
The Company carries its accounts receivable at cost less an allowance for doubtful accounts. On a periodic basis, the Company evaluates its accounts receivable and establishes an allowance for doubtful accounts based on a history of past write-offs and collections and current credit conditions.

The Company's policy is to accrue interest on trade receivables 30 days after invoice date. A receivable is considered past due if payments have not been received by the Company for 90 days. At that time, the Company will discontinue accruing interest and turn the account over for collection. If a payment is made after it has been turned over for collection, the Company will apply the payment to the outstanding principal first and resume accruing interest. Accounts are written off as uncollectible if no payments are received 90 days after they have been turned over for collection.

The Company estimates bad debts utilizing the allowance method, based upon past experience and current market conditions. At December 31, 2005, the Company determined that no allowance was required, as there were no accounts receivable.

Financial Index

FIRSTSTAR EXPLORATION CORPORATION
AN EXPLORATION STAGE COMPANY
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2005

Cash and Cash Equivalents
For purposes of the statement of cash flows, the Company considers all highly liquid investments and short-term debt instruments with original maturities of three months or less to be cash equivalents.

Concentration of Risk
The Company maintains its cash in primarily one business checking account, the funds of which are insured by the Federal Deposit Insurance Corporation.

Compensated Absences
Currently, the Company has no employees; therefore, no liability has been recorded in the accompanying financial statements. The Company's policy will be to recognize the costs of compensated absences when there are employees who earn such benefits.

Derivative Instruments
The Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB No. 133", SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities", and SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities", which is effective for the Company as of its inception. These statements establish accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. They require that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value.

If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change. The Company has not entered into derivatives contracts to hedge existing risks or for speculative purposes.

For the period from December 9, 2005 (inception) to December 31, 2005, the Company has not engaged in any transactions that would be considered derivative instrument or hedging activities.

Exploration Stage
The Company has been in the exploration stage since inception on December 9, 2005. The Company has no revenues from its planned operations. It is primarily engaged in the acquisition, exploration and development of natural resource properties. Upon establishing the existence of proven reserves in one of its properties, the Company plans to actively prepare the site for extraction and enter a development stage.

Financial Index

FIRSTSTAR EXPLORATION CORPORATION
AN EXPLORATION STAGE COMPANY
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2005

Earnings Per Share
The Company has adopted Statement of Financial Accounting Standards No. 128, which provides for calculation of "basic" and "diluted" earnings per share. Basic earnings per share includes no dilution and is computed by dividing net income (loss) available to common shareholders by the weighted average common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity similar to fully diluted earnings per share. Basic and diluted loss per share were the same, at the reporting dates, as there were no common stock equivalents outstanding.

Environmental Remediation and Compliance
Expenditures for ongoing compliance with environmental regulations that relate to current operations are expensed or capitalized as appropriate. Expenditures resulting from the remediation of existing conditions caused by past operations that do not contribute to future revenue generations are expensed. Liabilities are recognized when environmental assessments indicate that remediation efforts are probable and the costs can be reasonably estimated.

Estimates of such liabilities are based upon currently available facts, existing technology and presently enacted laws and regulations taking into consideration the likely effects of inflation and other societal and economic factors, and include estimates of associated legal costs. These amounts also reflect prior experience in remediating contaminated sites, other companies' clean-up experience and data released by The Environmental Protection Agency or other organizations. Such estimates are by their nature imprecise and can be expected to be revised over time because of changes in government regulations, operations, technology and inflation. Recoveries are evaluated separately from the liability and, when recovery is assured, the Company records and report an asset separately from the associated liability. At December 31, 2005, the Company had no accrued liabilities for compliance with environmental regulations.

Fair Value of Financial Instruments
The Company's financial instruments as defined by Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," include cash, trade accounts receivable, and accounts payable and accrued expenses. All instruments are accounted for on a historical cost basis, which, due to the short maturity of these financial instruments, approximates fair value at December 31, 2005.

Going Concern
At December 31, 2005, the Company had an accumulated deficit during the exploration stage of $10,197. Since its inception, the Company has not generated any revenues and has minimal cash resources. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans are to acquire, explore, and develop natural resource properties. Upon establishing the existence of proven reserves in one of its properties, the Company plans to actively prepare the site for extraction and enter a development stage. Management also plans to raise capital

Financial Index

FIRSTSTAR EXPLORATION CORPORATION
AN EXPLORATION STAGE COMPANY
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2005

through the sale of shares of common stock. The ability of the Company to continue in existence is dependent upon management' s successful development and implementation of its business plan resulting in profitable operations. These plans, if successful, will mitigate the factors which raise substantial doubt about the Company' s ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

Mineral Exploration and Development Costs
All exploration expenditures are expensed as incurred. Significant property acquisition payments for active exploration properties are capitalized. If no minable ore body is discovered, previously capitalized costs are expensed in the period the property is abandoned. Expenditures to develop new mines, to define further mineralization in existing ore bodies, and to expand the capacity of operating mines, are capitalized and amortized on a units of production basis over proven and probable reserves.

Should a property be abandoned, its capitalized costs are charged to operations. The Company charges to operations the allocable portion of capitalized costs attributable to properties sold. Capitalized costs are allocated to properties sold based on the proportion of claims sold to the claims remaining within the project area.

Mineral Properties
Costs of acquiring mineral properties are capitalized by project area upon purchase of the associated claims. Costs to maintain the mineral rights and leases are expensed as incurred. When a property reaches the production stage, the related capitalized costs will be amortized, using the units of production method on the basis of periodic estimates of ore reserves.

Mineral properties are periodically assessed for impairment of value and any diminution in value

Provision for Taxes
Income taxes are provided based upon the liability method of accounting pursuant to Statement of Financial Accounting Standards No. 109 " Accounting for Income Taxes." Under this approach, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end. A valuation allowance is recorded against deferred tax assets if management does not believe the Company has met the "more likely than not" standard imposed by SFAS No. 109 to allow recognition of such an asset.

Recent Accounting Pronouncements
In March 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 156, "Accounting for Servicing of Financial AssetsCan amendment of FASB Statement No. 140." This statement requires an entity to recognize a servicing asset or servicing

Financial Index

FIRSTSTAR EXPLORATION CORPORATION
AN EXPLORATION STAGE COMPANY
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2005

liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in any of the following situations: a transfer of the servicer's financial assets that meets the requirements for sale accounting; a transfer of the servicer's financial assets to a qualifying special-purpose entity in a guaranteed mortgage securitization in which the transferor retains all of the resulting securities and classifies them as either available-for-sale securities or trading securities; or an acquisition or assumption of an obligation to service a financial asset that does not relate to financial assets of the servicer or its consolidated affiliates. The statement also requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable and permits an entity to choose either the amortization or fair value method for subsequent measurement of each class of servicing assets and liabilities. The statement further permits, at its initial adoption, a one-time reclassification of available for sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available for sale securities under Statement 115, provided that the available for sale securities are identified in some manner as offsetting the entity's exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value and requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities. This statement is effective for fiscal years beginning after September 15, 2006, with early adoption permitted as of the beginning of an entity's fiscal year. Management believes the adoption of this statement will have no immmediate impact on the Companys financial condition or results of operations.

In February 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 155, "Accounting for Certain Hybrid Financial Instruments, an Amendment of FASB Standards No. 133 and 140" (hereinafter "SFAS No. 155"). This statement established the accounting for certain derivatives embedded in other instruments. It simplifies accounting for certain hybrid financial instruments by permitting fair value remeasurement for any hybrid instrument that contains an embedded derivative that otherwise would require bifurcation under SFAS No. 133 as well as eliminating a restriction on the passive derivative instruments that a qualifying special-purpose entity ("SPE") may hold under SFAS No. 140. This statement allows a public entity to irrevocably elect to initially and subsequently measure a hybrid instrument that would be required to be separated into a host contract and derivative in its entirety at fair value (with changes in fair value recognized in earnings) so long as that instrument is not designated as a hedging instrument pursuant to the statement. SFAS No. 140 previously prohibited a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for fiscal years beginning after September 15, 2006, with early adoption permitted as of the beginning of an entity's fiscal year. Management believes the adoption of this statement will have no immediate impact on the Company's financial condition or results of operations.

Financial Index

FIRSTSTAR EXPLORATION CORPORATION
AN EXPLORATION STAGE COMPANY
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2005

Revenue Recognition
The Company recognizes revenue from product sales upon shipment to independent distributors, the Company's customers. Revenue from administration fees is recognized upon collection from independent distributors.

Use of Estimates
The process of preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues, and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.

NOTE 3 - INCOME TAXES

At December 31, 2005, the Company had net deferred tax assets calculated at an expected rate of 34% of $63 principally arising from net operating loss carryforward for income tax purposes. As management of the Company cannot determine that it is more likely than not that the Company will realize the benefit of the net deferred tax asset, a valuation allowance equal to the net deferred tax asset has been established at December 31, 2005.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

The significant components of the deferred tax asset at December 31, 2005:

December 31, 2005
Net operating loss carryforward	$10,197
Temporary Differences:
Start up Costs	10,125
Amortization	112
Net taxable loss	184

Deferred tax asset	$63
Deferred tax asset valuation allowance	63
Net Deferred tax asset	$-

At December 31, 2005, the Company has net taxable operating loss carryforward of $184 which expires in the year 2025.

Financial Index

FIRSTSTAR EXPLORATION CORPORATION
AN EXPLORATION STAGE COMPANY
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2005

NOTE 4 - CAPITAL STOCK

Preferred Stock
The Company is authorized to issue 100,000,000 shares of preferred stock with a par value of $0.00001. As of December 31, 2005, the Company has not issued any preferred stock.

Common Stock
The Company is authorized to issue 100,000,000 shares of common stock. All shares have equal voting rights, are non-assessable and have one vote per share. Voting rights are not cumulative and, therefore, the holders of more than 50% of the common stock could, if they choose to do so, elect all of the directors of the Company.

In its initial capitalization in December 31, 2005, the Company issued 5,000,000 shares of common stock for $50,000, of which $29,000 was recorded as a subscription receivable. This subscription was collected in January 2006.

NOTE 5- SUBSEQUENT EVENTS

Subsequent to December 31, 2005, the Company received payment in full for the subscription receivable and a related party loaned the Company $1,000. This loan is non-interest bearing, not collateralized, and considered to be due on demand.

Subsequent to December 31, 2005, the Company signed a mining lease with the option to purchase agreement. The lease is effective as of February 1, 2006. The initial annual lease payment is $7,500, subject to escalation at each anniversary date.

PART II.     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

1.   Section 5 of the Articles of Incorporation filed as Exhibit 3.1 to the registration statement.

2.   Article IX of the Bylaws of our company, filed as Exhibit 3.2 to the registration statement.

3.   Nevada Revised Statutes, Chapter 78.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers, and controlling persons against liability under the Act, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 25.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering all of which are to be paid by the registrant, are as follows:

SEC Registration Fee	$100
Printing Expenses	300
Accounting Fees and Expenses	8,500
Legal Fees and Expenses	20,000
Blue Sky Fees/Expenses	500
Transfer Agent Fees	600
TOTAL	$30,000

ITEM 26.     RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, the Registrant has sold the following securities which were not registered under the Securities Act of 1933, as amended.

Name and Address	Date	Shares	Consideration

Allen Collins	12/12/05	100,000	$1,000
200 South Main, Suite 1
Pocatello, Idaho 83204

Coalton Schaefer	12/12/05	4,900,000	$49,000
590 S. Pinnacle Dr.
Buffalo, Wyoming 82834

We issued the foregoing restricted shares of common stock to Allen Collins, our president and principal executive officer and Coalton Schaefer pursuant to section 4(2) of the Securities Act of 1933. Allen Collins and Coalton Schaefer are sophisticated investors and were in possession of all material information relating to the company. Further, no commissions were paid to anyone in connection with the sale of the shares and general solicitation was made to anyone.

ITEM 27.     EXHIBITS.

The following exhibits are filed as part of this registration statement, pursuant to Item 601 of Regulation S-B.

Exhibit No.	Document Description
3.1	Articles of Incorporation.
3.2	Bylaws.
4.1	Specimen Stock Certificate.
5.1	Opinion of Conrad C. Lysiak, Esq. regarding the legality of the Securities being registered.
10.1	Agreement with Jan B. Lamb and Richard R. Redfern
23.1	Consent of Williams & Webster, P.S., Certified Public Accountants.
23.2	Consent of Conrad C. Lysiak, Esq.
99.1	Subscription Agreement.

ITEM 28.     UNDERTAKINGS.

We hereby undertake:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

	(iii)	To include any additional or changed material information on the plan of distribution.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(5)	For determining any liability under the Securities Act of 1933:

(i)

we shall treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective. For determining any liability under the Securities Act of 1933, we shall treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

(ii)

we shall treat each prospectus filed by us pursuant to Rule 424(b)(3) as part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(iii)

we shall treat each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Form SB-2 Registration Statement and has duly caused this Form SB-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Pocatello, Idaho, on this 14th day of September, 2006.

FIRSTAR EXPLORATION CORPORATION

BY:	ALLEN COLLINS
Allen Collins, President, Principal Executive Officer, Secretary, Treasurer, Principal Financial Officer, Principal Accounting Officer, and sole member of the Board of Directors